Exhibit (h)(7)

SIXTH AMENDMENT TO THE FUND ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

THIS SIXTH AMENDMENT to the Fund Administration and Accounting Services Agreement is entered into as of March 15, 2024 (this “Amendment”), by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company (“Northern”) an Illinois corporation.

WHEREAS, Northern provides certain services to the Company and its Funds pursuant to the Fund Administration and Accounting Services Agreement dated as of June 2, 2010 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENTS.

(a)	As of the date of this Amendment, Schedule B (Fees and Expenses) of the Agreement shall be amended by inserting the following new charge before the section titled “OUT OF POCKET EXPENSES”.

TSR REPORTING AND FILING

$2,000 per share class, per annum1,2

[1]	The fee applicable to a given fund will be capped at a maximum of 4 share classes.
[2]	The annual fee will be billed in equal installments on a monthly basis beginning June 1, 2024.

One-Time Implementation Fee for Custom Template3

•	$7,500 if standard charts are incorporated into the template design
•	$17,500 if customized charts are to be built and designed

[3]	Fees are based on the assumption that commentaries will no longer be included in the annual report

(b)

Effective as of the date of this Amendment, Schedule C (Fund Administration Services Description) of the Agreement shall be amended by inserting the following new bullet point at the end of such schedule under the section titled “Description of Administration Services on a Continuous Basis”.

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In connection with the preparation of the Form-CSR, prepare and coordinate filing with the SEC of the semi-annual and annual TSRs for each applicable share class in the Funds’ custom template format, inclusive of the required tagging requirements, and facilitate delivery of the TSR output to client or client’s applicable vendor(s) as agreed with the Funds.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by ..pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Ryan Bowles
Name: Ryan Bowles
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Kelly Reed-Clare
Name: Kelly Reed-Clare
Title: Vice President

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